EXHIBIT 2.2(B)

                         AMENDMENT TO MERGER AGREEMENT

      THIS AMENDMENT TO MERGER AGREEMENT (the "Amendment") is executed effective as of the 20th day of August, 1998, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), CECORP, INC., a Delaware corporation and successor-by-merger to Collier Acquisition, Inc. and Collier Equipment Corporation, ROBERT T. COLLIER, JR., an individual residing in Texas, and FRANK H. GORE, an individual residing in Texas. All defined terms contained herein shall have the same meanings as contained in that certain Merger Agreement dated effective July 9, 1998, executed by Invatec, Collier Acquisition, Inc., Collier Equipment Corporation, Mr. Collier and Mr. Gore (the "Merger Agreement"), except as otherwise specifically indicated herein.

      WHEREAS, each of the parties has determined that it is in his or its best interest to modify the terms of the Merger Agreement with respect to the post-closing adjustment to the value of the Invatec Common Stock, as hereinafter set forth;

      NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows

      i. Paragraph 6 of the Merger Agreement is hereby deleted in its entirety, and substituted therefor is the following:

            "PARAGRAPH 6. POST-CLOSING ADJUSTMENT OF VALUE OF INVATEC COMMON STOCK. Notwithstanding the foregoing or any provision hereof to the contrary, if the Current Market Price as of the Subsequent Measurement Date is less than the Agreed Closing Value of Invatec Stock, then Invatec will pay each Stockholder for each share of Invatec Common Stock issued to such Stockholder in the Acquisition (after giving effect to any adjustment pursuant to PARAGRAPH 5) and still owned by such Stockholder as of the Subsequent Measurement Date, the amount by which the Agreed Closing Value of Invatec Stock exceeds the greater of (a) the Current Market Price as of the Subsequent Measurement Date or (b) Two Dollars and 50/100 ($2.50). The Parties acknowledge and agree that the foregoing calculation cannot result in a payment to Stockholders greater than Seven and 50/100 Dollars ($7.50) per share of Invatec Common Stock. At least one-half (1/2) of the payment, if any, to be made by Invatec pursuant to this PARAGRAPH 6, shall be made by Invatec issuing to each Stockholder Invatec Common Stock at a per share price equal to the Current Market Price as of the Subsequent Measurement Date. The Parties acknowledge and agree that no payment shall be due from Invatec with respect to any shares of Invatec Common Stock sold prior to the expiration of one year from the date of the Merger Agreement."
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      ii. Paragraph 8(B) of the Merger Agreement is hereby deleted in its entirety, and substituted therefor is the following:

      Invatec represents and warrants to Stockholders that the shares of Invatec Common Stock delivered to Stockholders in payment of the Acquisition Consideration will be fully registered stock with the SEC, freely transferable by Stockholders at any time without limitation, except as otherwise restricted under Rule 145 promulgated under the Securities Act and other applicable securities laws.

      iii. The parties hereby acknowledge and agree that the closing price of the Invatec Common Stock as of August 19, 1998, was three and three-fourths ($3.75).

      iv. All other terms, conditions and covenants contained in the Merger Agreement shall remain in full force and effect except as expressly amended herein. The parties hereby authorize, adopt, ratify, confirm and approve the Acquisition on the terms and conditions set forth in the Merger Agreement, except as the same are expressly amended hereby.

      v. Each of the undersigned representatives of each party hereto represents and warrants that his signature constitutes the valid and binding act of such party, and that he has been duly authorized, empowered and directed to execute and deliver this Amendment.

      vi. This Amendment embodies the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements, commitments and understandings relating to such subject matter. There are no unwritten agreements among the parties. This Amendment, when executed by the parties hereto, shall be binding upon and inure to the benefit of the parties hereto, and their respective personal representatives, successors and assigns.

      vii. This Amendment may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as original signatures for all purposes relating to this Amendment.
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      IN WITNESS WHEREOF, this Amendment has been executed and delivered to be effective as of the date first set forth above.

                  INNOVATIVE VALVE
                  TECHNOLOGIES, INC.

                  By: _________________________________
                        Charles F. Schugart,
                        Senior Vice President

                  CECORP, INC.

                  By: _________________________________
                        Charles F. Schugart,
                        Senior Vice President

                  ____________________________________
                  ROBERT T. COLLIER, JR.

                  ____________________________________
                  FRANK H. GORE